SECURITIES AND EXCHANGE COMMISSION
			 Washington, D.C. 20549


				FORM 8-K


			     CURRENT REPORT


		 PURSUANT TO SECTION 13 OR 15(d) OF THE
		     SECURITIES EXCHANGE ACT OF 1934



   Date of Report (Date of earliest event reported) July 30, 1997



		     THE WOODBURY TELEPHONE COMPANY
	  (Exact name of registrant as specified in its charter)



	Connecticut                   0-8621               06-0594990
   (State or other jurisdiction    (Commission File       (IRS Employer
	of incorporation)              Number)          Identification No.)



	 299 Main Street South, Woodbury, CT             06798
       (Address of principal executive offices)        (Zip Code)



    Registrant's telephone number, including area code (203)263-2121















Item 1.  Change of Control of the Registrant

	  On July 30, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger (the "Agreement") dated as of December 6, 1996, by and between Southern New England Telecommunications Corporation ("SNET") and
The Woodbury Telephone Company (the "registrant"), a wholly owned subsidiary of SNET merged with and into the registrant, with the registrant as the surviving corporation and thereby a wholly owned subsidiary of SNET
(the "Merger"). Upon consummation of the Merger, each outstanding share of common stock, par value $2.50 per share of the registrant, (the "Common Stock") other than shares of Common Stock owned by SNET, was converted without any action on the part of the holder thereof into the right to receive, and was exchanged for, that number of shares of common stock, par value $1.00 per share of SNET (the "SNET Common Stock") (including related rights to purchase shares of SNET Common Stock pursuant to the Rights Agreement, dated as of December 11, 1996, between SNET and State Street Bank and Trust Company) equal to the product of one share of SNET Common Stock times a fraction, the numerator of which was $43.00 and the denominator of which was equal to the average of the closing prices (the "Average Closing Price") of one share of SNET Common Stock as reported on the New York Stock Exchange for the ten trading days ending on the fifth business day prior to the Effective Time
(the "Merger Consideration").

	  State Street Bank and Trust Transfer Services has been retained by SNET to serve as the Exchange Agent. Letters of Transmittal, and instructions for use in effecting the surrender of the registrant's stock certificates for conversion and exchange thereof, are expected to be provided promptly to the registrant's shareholders so that such shareholders may receive the Merger Consideration.

	  Donald E. Porter, President and Director of the registrant, will continue to serve in both capacities.





























			    SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

				The Woodbury Telephone Company
				(Registrant)



Date: July 31, 1997          By: /s/ Donald E. Porter
				     ________________
				     Donald E. Porter
				     President